Exhibit 99.1

Investor and Media Contact:

Samuel Fisch

Executive Director, Investor Relations and Corporate Communications

Email: veruinvestor@verupharma.com

Veru Reaches Full Enrollment for Phase 2b QUALITY Clinical Study of Enobosarm for Obesity and Reports Fiscal 2024 Third Quarter Financial Results

—Phase 2b QUALITY study of enobosarm in combination with semaglutide (Wegovy®*)

exceeds targeted full enrollment of >150 patients—

—Topline data for primary endpoint of lean body mass expected January 2025—

—Company presented enobosarm for high quality weight loss at the American Diabetes

Association Meeting, the American Association of Clinical Endocrinology Annual

Meeting, Biomed Israel 2024, and the GLP-1 Based Therapeutics Summit —

—Company to host conference call and webcast today at 8:00 a.m. ET—

MIAMI, FL – August 08, 2024 – Veru Inc. (NASDAQ: VERU), a late clinical stage biopharmaceutical company focused on developing innovative medicines for preserving muscle for high quality weight loss, oncology, and viral induced acute respiratory distress syndrome, today provided a business update including progress on its Phase 2b QUALITY clinical trial and announced financial results for its fiscal 2024 third quarter.

“We are very pleased to have expeditiously reached our targeted full enrollment of greater than 150 patients for our enobosarm Phase 2b QUALITY clinical trial for muscle preservation for high quality weight loss in patients on treatment with a GLP-1 receptor agonist,” said Mitchell Steiner, M.D., Chairman, President, and Chief Executive Officer of Veru Inc. “I am most appreciative for all the great work done to complete enrollment by our clinical sites, our investigators, the Veru clinical operations team, and the full Veru team. Having reached this important milestone, we now anticipate topline data in January 2025.”

“There is a substantial unmet medical need for a drug that can effectively preserve muscle mass while enhancing fat loss in patients using GLP-1 drugs for weight management,” said Dr. Steiner. “Over the past quarter, we presented data at numerous prestigious scientific conferences and meetings, highlighting enobosarm’s benefits in muscle preservation, physical function improvement, and safety as demonstrated in 5 previous enobosarm muscle clinical trials. We are enthusiastic about enobosarm’s potential to address the muscle loss and physical function challenges in our Phase 2b QUALITY clinical trial.”

QUALITY Study - High Quality Weight Loss Program Update:

The Company’s Enobosarm Phase 2b QUALITY Clinical Trial

The Phase 2b, multicenter, double-blind, placebo-controlled, randomized, dose-finding clinical trial is designed to evaluate the safety and efficacy of enobosarm 3mg, enobosarm 6mg, or placebo as a treatment to preserve muscle and augment fat loss in approximately 150 patients with sarcopenic obesity or overweight elderly (>60 years of age) patients receiving semaglutide (Wegovy®). The primary endpoint is total lean body mass, and the key secondary endpoints are total body fat mass and physical function as measured by stair climb test at 16 weeks.

After completing the efficacy dose-finding portion of the Phase 2b clinical trial, it is expected that participants will then continue in blinded fashion into a Phase 2b extension clinical trial where all patients will stop receiving a GLP-1 RA, but will continue taking placebo, enobosarm 3mg, or enobosarm 6mg for an additional 12 weeks. The Phase 2b extension clinical trial will evaluate whether enobosarm can maintain muscle and prevent the fat and weight gain that occurs after discontinuing a GLP-1 RA.

The clinical study is being conducted in 14 clinical sites in the United States. Full patient enrollment has been reached for the approximately 150 patients in the Phase 2b QUALITY study. The Company now anticipates that the last patient to complete the Phase 2b QUALITY study will be in December 2024 with top line clinical results for the Phase 2b QUALITY clinical trial expected in January 2025. Furthermore, the topline results for the separate blinded Phase 2b extension clinical study may now be expected in the second calendar quarter of 2025.

Third Quarter Financial Summary: Fiscal 2024 vs Fiscal 2023

•	Net revenues increased to $4.0 million from $3.3 million

•	Gross profit increased to $1.3 million from $1.2 million

•	Research and development expenses decreased to $4.9 million from $8.8 million, as restated

•	Selling, general and administrative expenses decreased to $7.5 million from $10.9 million

•	Operating loss decreased to $10.9 million versus $13.7 million, as restated

•	Net loss was $11.0 million, or $0.07 per share, compared to $12.5 million, or $0.14 per share, as restated

Year-to-Date Financial Summary: Fiscal 2024 vs Fiscal 2023

•

Net revenues decreased to $10.2 million from $12.4 million. Net revenues in the prior fiscal year included $3.9 million in sales to The Pill Club, for which we recorded a provision for credit losses in the prior year due to their bankruptcy.

•	Gross profit decreased to $3.2 million from $6.0 million

•	Research and development expenses decreased to $9.5 million from $47.3 million, as restated

•	Selling, general and administrative expenses decreased to $23.4 million from $41.3 million

•	Operating loss was $28.7 million versus $85.6 million, as restated

•	Net loss was $29.3 million, or $0.22 per share, compared to $85.0 million, or $1.02 per share, as restated

Balance Sheet Information

•	Cash and cash equivalents were $29.2 million as of June 30, 2024 versus $9.6 million as of September 30, 2023

•	Net accounts receivable were $1.6 million as of June 30, 2024 versus $4.5 million as of September 30, 2023

Event Details

The audio webcast will be accessible under the Investors page of the Company’s website at www.verupharma.com. To join the conference call via telephone, please dial 1-800-341-1602 (domestic) or 1-412-902-6706 (international) and ask to join the Veru Inc. call. An archived version of the audio webcast will be available for replay on the Company’s website for approximately three months. A telephonic replay will be available at approximately 12:00 p.m. ET by dialing 1-877-344-7529 (domestic) or 1-412-317-0088 (international), passcode 2561276, for one week.

About Sarcopenic Obesity

According to the CDC, 41.5% of older adults have obesity in the United States and could benefit from a weight loss medication. Up to 34.4% of these obese patients over the age of 60 have sarcopenic obesity. This large subpopulation of sarcopenic obese patients is especially at risk for taking GLP-1 drugs for weight loss as they already have critically low amount of muscle due to age-related muscle loss. Further loss of muscle mass when taking a GLP-1 RA medication may lead to muscle weakness leading to poor balance, decreased gait speed, mobility disability, loss of independence, falls, bone fractures and increased mortality which is a condition like age-related frailty. Because of the magnitude and speed of muscle loss while on GLP-1 RA therapy for weight loss, GLP-1 RA drugs may accelerate the development of frailty in older obese or overweight elderly patients.

About Enobosarm

Enobosarm (aka ostarine, MK-2866, GTx-024, and VERU-024), a novel oral daily selective androgen receptor modulator (SARM), has been previously studied in 5 clinical studies involving 968 older normal men and postmenopausal women as well as older patients who have muscle wasting because of advanced cancer. Advanced cancer causes the loss of appetite where there is significant unintentional loss or wasting of both muscle and fat mass which is similar to what is observed with in patients taking GLP-1 RA drugs. We believe the totality of the clinical data from these previous five clinical trials demonstrates that enobosarm treatment leads to dose-dependent increases in muscle mass with improvements in physical function as well as significant dose-dependent reductions in fat mass. The patient data that were generated from these five enobosarm clinical trials in both elderly patients and in patients with a cancer induced appetite suppression provide strong clinical rationale for enobosarm. The expectation is that enobosarm in combination with a GLP-1 RA would potentially augment the fat reduction and total weight loss while preserving muscle mass.

Importantly, enobosarm has a large safety database, which includes 27 clinical trials involving 1581 men and women, some of which included patients dosed for up to 3 years. In this large safety database, enobosarm was generally well tolerated with no increases in gastrointestinal side effects. This is important as there are already significant and frequent gastrointestinal side effects with a GLP-1 RA treatment alone.

About Veru Inc.

Veru is a late clinical stage biopharmaceutical company focused on developing novel medicines for the treatment of metabolic diseases, oncology, and ARDS. The Company’s drug development program includes two late-stage novel small molecules, enobosarm and sabizabulin.

Enobosarm, a selective androgen receptor modulator (SARM), is being developed for two indications: (i) Phase 2b clinical study of enobosarm as a treatment to augment fat loss and to prevent muscle loss in sarcopenic obese or overweight elderly patients receiving a GLP-1 RA who are at-risk for developing muscle atrophy and muscle weakness and (ii) subject to the availability of sufficient funding, Phase 3 ENABLAR-2 clinical trial of enobosarm and abemaciclib for the treatment of androgen receptor positive (AR+), estrogen receptor positive (ER+) and human epidermal growth factor receptor 2 negative (HER2-) metastatic breast cancer in the 2nd line setting.

Sabizabulin, a microtubule disruptor, is being developed as a Phase 3 clinical trial for the treatment of hospitalized patients with viral-induced ARDS. The Company does not intend to undertake further development of sabizabulin for the treatment of viral-induced ARDS until we obtain funding from government grants, pharmaceutical company partnerships, or other similar third-party external sources.

The Company also has an FDA-approved commercial product, the FC2 Female Condom® (Internal Condom), for the dual protection against unplanned pregnancy and sexually transmitted infections.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, express or implied statements related to whether and when the phase 2b trial of enobosarm discussed above will produce topline data or patients will progress into the extension study, the planned design, number of sites, timing, endpoints, patient population and patient size of such trial and whether such trial will successfully meet any of its endpoints, whether enobosarm will enhance weight loss or preserve muscle in, or meet any unmet need for, obesity patients and whether it will enhance weight loss and whether the Company will be successful in its transformation into a late stage biopharmaceutical company focused on obesity and oncology. The words “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “opportunity,” “plan,” “predict,” “potential,” “estimate,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based upon current plans and strategies of the Company and reflect the Company’s current assessment of the risks and uncertainties related to its business and are made as of the date of this press release. The Company assumes no obligation to update any forward-looking statements contained in this press release because of new information or future events, developments or circumstances. Such forward-looking statements are subject to known and unknown risks, uncertainties and assumptions, and if any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our actual results could differ materially from those expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to: the development of the Company’s product portfolio and the results of clinical studies possibly being unsuccessful or insufficient to meet applicable regulatory standards or warrant continued development; the ability to enroll sufficient numbers of subjects in clinical studies and the ability to enroll subjects in accordance with planned schedules; the ability to fund planned clinical development as well as other operations of the Company; the timing of any submission to the FDA or any other regulatory authority and any determinations made by the FDA or any other regulatory authority; the Company’s existing product, FC2, and any future products, if approved, possibly not being commercially successful; the ability of the Company to obtain sufficient financing on acceptable terms when needed to fund development and operations; ; the Company’s failure to timely file certain reports in February 2024 may impair its ability to raise capital under the Company’s current effective shelf registration statement on Form S-3 or under a new registration statement; demand for, market acceptance of, and competition against any of the Company’s products or product candidates; new or existing competitors with greater resources and capabilities and new competitive product approvals and/or introductions; changes in regulatory practices or policies or government-driven healthcare reform efforts, including pricing pressures and insurance coverage and reimbursement changes; risks relating to the Company’s development of its own dedicated direct to patient telehealth platform, including the Company’s lack of experience in developing such a platform, potential regulatory complexity, development costs, and market awareness and acceptance of any telehealth platform we develop; risks relating to our ability to increase sales of FC2 after significant declines in recent periods due to telehealth industry consolidation and the bankruptcy of a large telehealth customer; the Company’s ability to protect and enforce its intellectual property; the potential that delays in orders or shipments under government tenders or the Company’s U.S. prescription business could cause significant quarter-to-quarter variations in the Company’s operating results and adversely affect its net revenues and gross profit; the Company’s reliance on its international partners and on the level of spending by country governments, global donors and other public health organizations in the global public sector; the concentration of accounts receivable with our largest customers and the collection of those receivables; the Company’s production capacity, efficiency and supply constraints and interruptions, including potential disruption of production at the Company’s and third party manufacturing facilities and/or of the Company’s ability to timely supply product due to labor unrest or strikes, labor shortages, raw material shortages, physical damage to the Company’s and third party facilities, product testing, transportation delays or regulatory actions; costs and other effects of litigation, including product liability claims and securities litigation; the Company’s ability to identify, successfully negotiate and complete suitable acquisitions or other strategic initiatives; the Company’s ability to successfully integrate acquired businesses, technologies or products; and other risks detailed from time to time in the Company’s press releases, shareholder communications and Securities and Exchange Commission filings, including the Company’s Form 10-K for the year ended September 30, 2023, as amended by the Form 10-K/A, and subsequent quarterly reports on Form 10-Q. These documents are available on the “SEC Filings” section of our website at www.verupharma.com/investors.

*	Wegovy® is a registered trademark of Novo Nordisk A/S

FINANCIAL SCHEDULES FOLLOW

Veru Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	June 30, 2024	September 30, 2023 (Restated)
Cash and cash equivalents	$29,150,879	$9,625,494
Accounts receivable, net	1,642,063	4,506,508
Inventories, net	4,942,246	6,697,117
Prepaid expenses and other current assets	2,740,953	2,104,103

Total current assets	38,476,141	22,933,222
Plant and equipment, net	1,491,129	1,652,732
Operating lease right-of-use assets	3,756,812	4,332,473
Deferred income taxes	12,479,488	12,707,419
Goodwill	6,878,932	6,878,932
Other assets	1,549,152	1,518,313

Total assets	$64,631,654	$50,023,091

Accounts payable	$3,018,334	$12,931,172
Accrued compensation	3,385,464	990,609
Accrued expenses and other current liabilities	3,229,849	3,024,328
Residual royalty agreement liability, short-term portion	986,388	864,623

Total current liabilities	10,620,035	17,810,732
Residual royalty agreement liability, long-term portion	8,577,067	8,870,136
Operating lease liability, long-term portion	3,074,721	3,634,114
Other liabilities	4,739,375	29,948

Total liabilities	27,011,198	30,344,930
Total stockholders’ equity	37,620,456	19,678,161

Total liabilities and stockholders’ equity	$64,631,654	$50,023,091

Veru Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2024	2023 (Restated)	2024	2023 (Restated)
Net revenues	$3,953,870	$3,341,185	$10,229,897	$12,434,946
Cost of sales	2,615,855	2,110,567	7,063,131	6,410,198

Gross profit	1,338,015	1,230,618	3,166,766	6,024,748
Operating expenses:
Research and development	4,879,024	8,787,636	9,515,865	47,259,464
Selling, general and administrative	7,507,609	10,902,916	23,389,380	41,283,275
Provision for credit losses	—	—	—	3,911,714
Impairment of intangible assets	—	—	—	3,900,000

Total operating expenses	12,386,633	19,690,552	32,905,245	96,354,453
Gain on sale of ENTADFI® assets	110,000	4,723,623	1,028,372	4,723,623

Operating loss	(10,938,618)	(13,736,311)	(28,710,107)	(85,606,082)
Non-operating income (expenses)	132,166	1,271,216	(288,711)	508,219

Loss before income taxes	(10,806,452)	(12,465,095)	(28,998,818)	(85,097,863)
Income tax expense (benefit)	162,422	57,551	271,985	(77,286)

Net loss	$(10,968,874)	$(12,522,646)	$(29,270,803)	$(85,020,577)

Net loss per basic and diluted common shares outstanding	$(0.07)	$(0.14)	$(0.22)	$(1.02)
Basic and diluted weighted average common shares outstanding	146,383,169	88,266,152	131,010,713	83,218,748

Veru Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine Months Ended
	June 30,
	2024	2023 (Restated)
Net loss	$(29,270,803)	$(85,020,577)
Adjustments to reconcile net loss to net cash used in operating activities	12,177,598	16,573,752
Changes in operating assets and liabilities	(223,034)	(10,074,529)

Net cash used in operating activities	(17,316,239)	(78,521,354)
Net cash provided by investing activities	14,714	5,547,174
Net cash provided by financing activities	36,826,910	8,996,641

Net increase (decrease) in cash	19,525,385	(63,977,539)
Cash at beginning of period	9,625,494	80,190,675

Cash at end of period	$29,150,879	$16,213,136